Exhibit 99.1

Media Contact:

FTI Consulting

montanatechnologies@fticonsulting.com

FOR IMMEDIATE RELEASE:

Monday, June 5, 2023

8:15 AM EDT/ 1:15 PM BST

Montana Technologies to Combine with Power & Digital Infrastructure Acquisition II Corp. to Commercialize its Transformational AirJouletm Technology to Revolutionize and Accelerate Decarbonization of HVAC Systems and Water Supply

●	Montana Technologies’ AirJouletm technology sustainably meets challenges of comfort cooling and water supply, reduces energy consumption, eliminates harmful refrigerants, and creates cost savings

●	AirJouletm, validated by the scientific community, enables the atmosphere to become an accessible renewable energy and water resource around the clock, on the majority of the earth’s surface

●	Montana Technologies has world-class strategic partners, BASF and CATL, committed to the commercialization of AirJouletm

●	Montana Technologies is primed to transform the heating, ventilation, and air conditioning (HVAC) industries by utilizing the latent energy in the atmosphere to provide energy efficient dehumidification and water harvesting

●	Montana Technologies’ AirJouletm systems are expected to be up to ten times more efficient than existing conventional vapor compression dehumidification systems and desiccant dehumidifiers

●	Implied pro forma enterprise value of $500 million, total addressable market opportunity of over $455 billion, and will be publicly listed on NASDAQ

Chicago, Illinois (June 5, 2023) – Power & Digital Infrastructure Acquisition II Corp (“XPDB”) (NASDAQ: XPDB, XPDBW, XPDBU) – a special purpose acquisition company, focused on the renewable and transition energy sectors, sponsored by professionals of XMS Capital Partners, LLC, and Transition Equity Partners, LLC – and Montana Technologies LLC (“the Company”), developer of AirJouletm, a transformational renewable energy and cooling technology, today announced that they have entered into a business combination (the “Transaction”) to commercialize Montana Technologies’ unique solution to revolutionize the HVAC sector, reduce emissions, and solve water issues.

The Company, which will operate under the name of Montana Technologies, has a goal of solving two of the world’s most problematic issues, demand for energy-efficient HVAC and water stress, with its AirJouletm technology. AirJouletm enables the atmosphere to be an accessible renewable energy and water resource around the clock, providing clean drinking water at as low as half a cent per liter. It efficiently harvests water vapor from the air, providing pure water and air conditioning at a fraction of the current cost, while consuming as much as 75% less electricity than any other HVAC or water generating system.

Montana Technologies is poised to begin commercializing its proven AirJouletm prototypes through its strategic partnerships with BASF, the largest chemical producer in the world, and CATL, the world’s largest lithium-ion electric vehicle battery manufacturer. These and other pipeline partnerships will enable Montana Technologies to scale rapidly to mass production, using a capital-efficient business model.

Pat Eilers, CEO of XPDB, said: “We are extremely excited that Montana Technologies is entering the public markets as a leading developer of breakthrough dehumidification and cooling technology. We believe Montana Technologies’ groundbreaking AirJouletm technology, combined with its world-class partnerships, is well positioned to efficiently commercialize and quickly scale the business on a global basis, while also capitalizing on a total addressable market opportunity of over $455 billion for long-term value creation. Additionally, working alongside Matt Jore and his world-class team of scientists to deliver AirJoule’stm sustainable attributes to the world is aligned with XPDB’s ethos.”

Matt Jore, CEO of Montana Technologies, said: “Today’s announcement is a huge milestone in bringing our transformative technology, AirJouletm, to market with this transaction. Our technology sits at the nexus between energy and water, two essential resources for human well-being, economic growth, and environmental sustainability. AirJouletm – Energy and Water from Air – does what no other solution can today. It taps into the earth’s atmosphere to harness its vast amounts of thermal energy and water, providing cost-effective and energy-reducing solutions to address global water scarcity and air conditioning demand at significantly lower cost.”

Pete McGrail, CTO of Montana Technologies and Emeritus Fellow at Pacific Northwest National Laboratory, said: “I have been a scientist at Pacific Northwest Lab for 39 years and joined Montana Technologies in 2022. In this period of scientific discovery and innovation, I’ve had professional experiences like when AirJouletm was proven, just a handful of times. Seeing the water pour out of the unit was extraordinarily gratifying and will one day be recognized, I believe, as a historical moment in scientific achievement.”

Investment Highlights

●	Opportunity

o	Montana Technologies’ breakthrough technology, AirJouletm, helps solve two of the world’s most problematic issues: demand for air conditioning, and water scarcity. AirJouletm provides a unique solution to reducing emissions, revolutionizing the HVAC sector and solving water issues, with a total addressable market of over $455 billion. AirJouletm enables the atmosphere to be an accessible renewable energy and water resource around the clock.

●	Technology

o	AirJouletm enables the atmosphere to be an accessible renewable energy resource in a range of applications:

▪	AirJouletm is estimated to cost less than half the upfront cost of conventional dehumidification systems, while using significantly lower electricity

▪	A standard AirJouletm unit is expected to harvest up to 360 liters of water per day at as low as a half cent per liter

▪	The AirJouletm system is designed to utilize up to 75% less electricity than current HVAC and water-generating systems

Transaction Highlights

●	Business combination of XPDB and Montana Technologies at pro forma enterprise value of $500 million

●	The Company intends to use the funds to execute its strategic global partnerships, scale production, expand its operational leadership team, and for general operating purposes

●	The Transaction is expected to close in the fourth quarter of 2023, subject to certain closing conditions

●	Following transaction close, Matt Jore is expected to remain in the role of Chief Executive Officer and lead the pro forma Company

XPDB Extension

In connection with XPDB’s special meeting in lieu of an annual meeting of stockholders (the “Special Meeting”) to seek stockholder approval to, among other things, extend the time by which XPDB has to consummate an initial business combination (the “Extension”) from June 14, 2023 (the “Current Outside Date”) to December 14, 2023 (such date, the “Extended Date”), XPDB or its sponsor, XPDI Sponsor II LLC, will deposit, beginning on June 15, 2023, and thereafter on the 10th of each month (or if such day is not a business day, on the business day immediately preceding such 10th day), additional funds into the trust account established in connection with XPDB’s initial public offering (the “Trust Account”) in an amount equal to the lesser of (i) $0.03 multiplied by the number of shares of XPDB Class A common stock then outstanding and not redeemed in connection with the Special Meeting and (ii) $300,000 (each such deposit, a “Contribution”). The maximum aggregate amount of all Contributions will not exceed $1,800,000. In connection with the Extension, XPDB anticipates that the per share price at which shares of Class A common stock will be redeemed from cash held in the Trust Account, net of interest released to XPDB to pay taxes (the “Redemption Payment Amount”), will be approximately $10.37 per share. The actual Redemption Payment Amount will be determined as of June 7, 2023. Interest on the Trust Account is currently yielding approximately 5% per annum.

The Special Meeting will be held in person at 10:00 a.m., Central Time, on June 9, 2023, at the offices of Kirkland & Ellis LLP, located at 609 Main Street, Suite 4700, Houston, Texas 77002 and virtually via live webcast at http://www.cstproxy.com/xpdispacii/2023. XPDB encourages its stockholders to vote in favor of the Extension and each other proposal described in the definitive proxy statement relating to the Special Meeting.

XPDB’s stockholders of record at the close of business on the record date, May 12, 2023, are entitled to vote the shares of common stock owned by them at the Special Meeting. Every stockholder’s vote is very important, regardless of the number of shares held, and XPDB requests the prompt submission of votes. Stockholders may vote online at http://www.cstproxy.com/xpdispacii/2023 by following the instructions on their provided proxy card. If the shares are held in an account at a brokerage firm or bank, stockholders must instruct their respective broker or bank how to vote the shares, or the stockholders may cast their vote online by obtaining a proxy from the respective brokerage firm or bank.

Advisors

Barclays is serving as capital markets advisor to XPDB, and Kirkland & Ellis LLP is serving as legal counsel to XPDB. Latham & Watkins LLP is serving as legal counsel to Montana Technologies. Vinson & Elkins is serving as counsel to Barclays.

About Montana Technologies

Montana Technologies is an atmospheric energy and water harvesting technology company that provides efficient and sustainable air conditioning and pure water from air through its transformational AirJouletm technology. For more information, visit www.mt.energy.

About Power & Digital Infrastructure Acquisition II Corp

Power & Digital Infrastructure Acquisition II Corp is a blank check company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

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Forward Looking Statements

Certain statements in this press release may be considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 and within the meaning of the federal securities laws with respect to the proposed business combination between XPDB and Montana Technologies, including statements regarding the benefits of the proposed business combination, the anticipated timing of the proposed business combination, the likelihood and ability of the parties to successfully consummate the proposed business combination, the amount of funds available in the trust account as a result of shareholder redemptions or otherwise, the impact, cost and performance of the AirJouletm technology once commercialized, the services offered by the Company and the markets in which the Company operates, business strategies, debt levels, industry environment, potential growth opportunities, the effects of regulations and XPDB’s or the Company’s projected future results. These forward-looking statements generally are identified by the words “believe,” “predict,” “project,” “potential,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “forecast,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “should,” “will be,” “will continue,” “will likely result,” and similar expressions (including the negative versions of such words or expressions).

Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the risk that the proposed business combination may not be completed in a timely manner or at all, which may adversely affect the price of XPDB securities; (ii) the risk that the proposed business combination may not be completed by XPDB’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by XPDB; (iii) the failure to satisfy the conditions to the consummation of the proposed business combination, including the approval of the proposed business combination by XPDB’s stockholders, the satisfaction of the minimum aggregate transaction proceeds amount following redemptions by XPDB’s public stockholders and the receipt of certain governmental and regulatory approvals; (iv) the failure to obtain financing to complete the proposed business combination and to support the future working capital needs of the Company; (v) the effect of the announcement or pendency of the proposed business combination on the Company’s business relationships, performance, and business generally; (vi) risks that the proposed business combination disrupts current plans of the Company and potential difficulties in the Company’s employee retention as a result of the proposed business combination; (vii) the outcome of any legal proceedings that may be instituted against XPDB or the Company related to the agreement and the proposed business combination; (viii) changes to the proposed structure of the business combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the business combination; (ix) the ability to maintain the listing of the XPDB’s securities on the NASDAQ; (x) the price of XPDB’s securities, including volatility resulting from changes in the competitive and highly regulated industries in which the Company plans to operate, variations in performance across competitors, changes in laws and regulations affecting the Company’s business and changes in the combined capital structure; (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed business combination, including the possibility of cost overruns or unanticipated expenses in development programs, and the ability to identify and realize additional opportunities; (xii) the enforceability of Montana Technologies’ intellectual property, including its patents, and the potential infringement on the intellectual property rights of others, cyber security risks or potential breaches of data security; and (xiii) other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in XPDB’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that are available on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov and other documents filed, or to be filed with the SEC by XPDB, including the Registration Statement. The foregoing list of factors is not exhaustive. There may be additional risks that neither XPDB or the Company presently know or that XPDB or the Company currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. You should carefully consider the foregoing factors and the other risks and uncertainties that will be described in XPDB’s definitive proxy statement contained in the Registration Statement (as defined below), including those under “Risk Factors” therein, and other documents filed by XPDB from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and XPDB and the Company assume no obligation and, except as required by law, do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither XPDB nor the Company gives any assurance that either XPDB or the Company will achieve its expectations.

Additional Information about the Proposed Transaction and Where to Find It

In connection with the proposed business combination, XPDB intends to file a registration statement on Form S-4 (the “Registration Statement”) that is expected to include a preliminary prospectus and preliminary proxy statement of XPDB. The definitive proxy statement/final prospectus and other relevant documents will be sent to all XPDB stockholders as of a record date to be established for voting on the proposed business combination and the other matters to be voted upon at a meeting of XPDB’s stockholders to be held to approve the proposed business combination and other matters (the “Special Meeting”). XPDB may also file other documents regarding the proposed business combination with the SEC. The definitive proxy statement/final prospectus will contain important information about the proposed business combination and the other matters to be voted upon at the Special Meeting and may contain information that an investor will consider important in making a decision regarding an investment in XPDB’s securities. Before making any voting decision, investors and security holders of XPDB and other interested parties are urged to read the Registration Statement and the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed business combination as they become available because they will contain important information about the proposed business combination.

Investors and security holders will also be able to obtain free copies of the definitive proxy statement/final prospectus and all other relevant documents filed or that will be filed with the SEC by XPDB through the website maintained by the SEC at www.sec.gov, or by directing a request to XPDB, 321 North Clark Street, Suite 2440, Chicago, IL 60654, or by contacting Morrow Sodali LLC, XPDB’s proxy solicitor, for help, toll-free at (800) 662-5200 (banks and brokers can call collect at (203) 658-9400).

INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Participants in the Solicitation

XPDB, the Company and certain of their respective directors, executive officers may be deemed participants in the solicitation of proxies from XPDB’s stockholders with respect to the proposed business combination. A list of the names of those directors and executive officers of XPDB and a description of their interests in XPDB is set forth in XPDB’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed business combination may be obtained by reading the Registration Statement regarding the proposed business combination when it becomes available. The documents described in this paragraph are available free of charge at the SEC’s website at www.sec.gov, or by directing a request to XPDB, 321 North Clark Street, Suite 2440, Chicago, IL 60654. Additional information regarding the names and interests of such participants will be contained in the Registration Statement for the proposed business combination when available.

No Offer and Non-Solicitation

This Communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of XPDB, the Company or the combined company, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

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